UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 13, 2020

Aridis Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38630	47-2641188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

5941 Optical Ct.

San Jose, California 95138

(Address of principal executive offices, including ZIP code)

(408) 385-1742

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	ARDS	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 13, 2020, Aridis Pharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to offer, issue and sell to the Purchasers, (i) in a registered direct offering, an aggregate of 1,134,470 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”) and (ii) in a concurrent private placement, Series A warrants (the “Series A Warrants) and Series B warrants (the “Series B Warrants” and collectively, with the Series A Warrants, the “Warrants”) to purchase up to an aggregate 567,234 shares (the “Warrant Shares”) of Common Stock, for aggregate gross proceeds to the Company of approximately $8.5 million, before deducting estimated offering expenses payable by the Company. The Company agreed to pay Arcadia Securities, LLC a fee equal to 3.5% of the aggregate purchase price of the shares of its common stock sold in the offering to certain of the investors. In addition, the Company agreed to pay Cantor Fitzgerald & Co. a fee equal to 3.5% of the aggregate purchase price of the shares of its common stock sold in the offering.

The combined purchase price for each Share, together with one Series A Warrant and one Series B Warrant, is $7.4925. The Series A Warrants will have an exercise price of $7.43 per share, will be exercisable six months from the date of issuance, and will expire three and a half years from the date they become exercisable. The Series B Warrants will have an exercise price of $9.00 per shares, will be exercisable six months from the date of issuance, and will expire three and a half years from the date they become exercisable. In addition, the Series B Warrants are redeemable by the Company at $0.01 per share upon the price of the Company’s common stock closing at $9.00 or more over five (5) consecutive trading days. The exercise price of the Warrants and Warrant Shares will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Series A Warrants and Series B Warrants, respectively.

Each of the Series A Warrants and the Series B Warrants may be exercised on a “cashless” basis under certain circumstances set forth in the Warrants.

The Shares are being offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was originally filed with the Securities and Exchange Commission on September 3, 2019, and was declared effective on September 5, 2019 (File No. 333-233601) (the “Registration Statement”).

The Warrants and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are instead being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

The closing of the offering described above is subject to satisfaction of specified customary closing conditions.

The foregoing summaries of the offerings, the securities to be issued in connection therewith, the Purchase Agreement, the Series A Warrants and Series B Warrants do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents. Copies of the form of Purchase Agreement, the Form of Series A Warrant and the Form of Series B Warrant are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Please see the disclosure regarding the Warrants and the Warrant Shares set forth under Item 1.01, which is incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	Form of Securities Purchase Agreement, dated October 13, 2020, by and between Aridis Pharmaceuticals, Inc. and the Purchasers
10.2	Form of Series A Warrant
10.3	Form of Series B Warrant
99.1	Press Release of Aridis Pharmaceuticals, Inc. dated October 14, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2020	ARIDIS PHARMACEUTICALS, INC.

/s/ Vu Truong
Vu Truong
Chief Executive Officer